UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 10, 2011

SUFFOLK BANCORP

(Exact name of registrant as specified in its charter)

New York	000-13580	11-2708279
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4 West Second Street, Riverhead, New York	11901
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (631) 208-2400

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02(a).	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On August 10, 2011, the Audit Committee of the Board of Directors (the “Audit Committee”) of Suffolk Bancorp (“Suffolk”) concluded that Suffolk’s previously issued financial statements as of and for the year ended December 31, 2010, the quarter ended December 31, 2010 and the quarter ended September 30, 2010, as reported in Suffolk’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q, respectively, should no longer be relied upon due to an understatement of its allowance for loan losses in such periods.

As previously announced in a filing on Form 8-K dated May 11, 2011, following the end of the first quarter of 2011, management identified possible deficiencies and/or weaknesses in the company’s internal controls with respect to credit administration and credit risk management, primarily with respect to the timing of the recognition of credit risk, as well as with regard to risk rating loans which affected the computation of the allowance for loan losses. Following its review of the matter, Suffolk has determined that portions of the provision to the allowance for loan losses preliminarily attributed to the quarter ended March 31, 2011 should be re-allocated to prior periods, along with such subsequent events to date as are applicable under the provisions of ASC 855, “Subsequent Events.” Suffolk intends to amend the subject Forms 10-K and 10-Q as soon as practicable.

The Audit Committee has discussed with Suffolk’s independent registered accountant the matters disclosed in this filing. As a result of these matters, Suffolk’s registered independent public accountants have advised Suffolk that its Report on Internal Controls Over Financial Reporting as of December 31, 2010 expects to be reissued.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SUFFOLK BANCORP

Dated August 12, 2011	By:	/s/ Douglas Ian Shaw
Senior Vice President & Corporate Secretary